Exhibit 99.1

                           MINDEN BANCORP, INC.
                        415 MAIN * P. O. Box 797
                      MINDEN, LOUISIANA  71058-0797
                 _____________________________________
                        318-377-0523   TELEPHONE
                             318-377-0038 FAX
                            www.mblminden.com


                             PRESS RELEASE
                             _____________

Release Date:
____________

November 3, 2003

                                   For Further Information:
                                   ________________________

                                   A. David Evans, President/CEO
                                   318-377-0523
                                   E-mail-mbldavid@shreve.net
                                   __________________________

                                        Or

                                   Becky T. Harrell, Treasurer/CFO
                                   318-377-0523
                                   E-mail-mblbecky@shreve.net
                                   __________________________


MINDEN BANCORP, INC. ANNOUNCES EARNINGS FOR THE 3rd QUARTER OF FISCAL 2003,
                   ITS FIFTH QUARTER AS A PUBLIC COMPANY

MINDEN, LA. - October 30, 2003-Minden Bancorp, Inc. (NASDAQ OTC BB: MDNB) today reported net income for the quarter ended September 30, 2003, of $311,000 or $.22 per share, as compared to net income of $245,000 for the quarter ended September 30, 2002. The $66,000 or 26.9% increase was primarily due to a $169,000 or 22.9% increase in net interest income to $907,000 for the three months ended September 30, 2003. For the nine months ended September 30, 2003, the Company reported net income of $909,000, or a 41.1% increase from the same period in the prior year. The increase during the 2003 periods reflected the substantial increase in the loan portfolio and investment securities, which growth was funded in large part by deposit growth and the net proceeds of the Company's public stock offering which was completed in July, 2002. Offsetting in part the growth in net interest income were increased operating expenses.

At September 30, 2003, Minden Bancorp, Inc. had total assets of $96.3 million, a 26.6% increase from total assets of $76.1 million at September 30, 2002.
The increase primarily reflected the substantial growth of both the loan and the investment securities portfolios. Such growth was funded by increased deposits and borrowings as well as the proceeds of the Company's public stock offering. At September 30, 2003, stockholders' equity amounted to $18.3 million or $13.02 per share compared to $17.4 million or $12.41 per share at September 30, 2002.

Minden Bancorp, Inc., headquartered in Minden, Louisiana, is the holding company for Minden Building and Loan Association. The bank is a 93 year old Louisiana-chartered, FDIC-insured thrift serving Minden and the surrounding areas of Northwest Louisiana. The bank offers a wide variety of financial services and products throughout its market area.

The Company's filings with the Securities and Exchange Commission are available electronically on the Internet and can be found at
www.sec.gov/edgar/searchedgar/webusers.htm.
___________________________________________


This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of l995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes to interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.


                             MINDEN BANCORP, INC.

                   UNAUDITED CONDENSED STATEMENTS OF INCOME
                     (In thousands except per share data)

                                         Three Months        Nine Months
                                             Ended               Ended
                                         September 30,      September 30,
                                      ______________________________________
                                        2003      2002      2003      2002
                                      ________  ________  ________  ________
Interest income                        $1,289    $1,173    $3,728    $3,286
Interest expense                          382       435     1,173     1,302
                                        -----     -----     -----     -----
Net interest income                       907       738     2,555     1,984
Provision for loan losses                   0         0         0         0
Other operating income                     70        49       327       131
Operating expenses                        492       412     1,463     1,191
                                        -----     -----     -----     -----
Income before income taxes                485       375     1,419       924
Income tax expense                        174       130       510       280
                                        -----     -----     -----     -----
Net income                             $  311    $  245    $  909    $  644
                                        =====     =====     =====     =====
Basic earnings per share               $ 0.22    $ 0.17    $ 0.65    $ 0.46
                                        =====     =====     =====     =====

Fully diluted earnings per share       $ 0.21    $ 0.17    $ 0.63    $ 0.46


                             MINDEN BANCORP, INC.

                      UNAUDITED SELECTED FINANCIAL DATA
                               (In thousands)

                                           Sept. 30,      Sept. 30,
                                           ________________________
                                              2003           2002
                                           _________      _________
Total assets                                $96,257        $76,063
Cash and cash equivalents                     3,181          1,552
Investment securities                        31,536         21,260
Loans receivable - net                       57,840         50,048
Deposits                                     66,022         52,583
Total borrowings                             11,000          5,000
Total stockholders' equity                   18,330         17,413